EXHIBIT 23.1




                          Independent Auditors' Consent




The Board of Directors
IMNET Systems, Inc.



We consent to incorporation by reference in the Form S-3 Registration Statement (No. 333-__________) of IMNET Systems, Inc. of our report dated February 27, 1997, relating to the consolidated balance sheets of IMNET Systems, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996, and the related financial statement schedule, which report appears in the current report on Form 8-K of IMNET Systems, Inc. dated and filed on May 15, 1997 and to the reference to our firm under the heading "Experts" in the prospectus.




                                                         KPMG PEAT MARWICK LLP


Atlanta, Georgia
May 15, 1997


394166.12